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----------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
|F  O  R  M   4|                                       WASHINGTON, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
[ ] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
    subject to Section 16.  Form 4                                                                      |Expires: December 31, 2001|
    or Form 5 obligations may                                                                           |Estimated average burden  |
    continue.  See Instruction 1(b).                                                                    |hours per response.....0.5|
                                                                                                        ----------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Persons to |
|                                        |                                                |   Issuer (Check all applicable)        |
|       Samuel D. Isaly  (1)             |   Discovery Laboratories, Inc. (DSCO)          |                                        |
|                                        |                                                |    Director           X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
| (Last)      (First)       (Middle)     |3. IRS or Social       |4. Statement for Month/ |    Officer               Other         |
|                                        |   Security Number of  |   Year                 |---(give title below) ---(specify below)|
|                                        |   Reporting Person    |                        |                                        |
|        767 Third Avenue, 30th Floor    |   (Voluntary)         |                        |                                        |
|                                        |                       |   September 2002       |   -------------------------------      |
|----------------------------------------|                       |------------------------|----------------------------------------|
|                (Street)                |                       |5. If Amendment, Date of|7. Individual or Joint/Group Filing     |
|                                        |                       |   Original (Month/Year)|   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        |    Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        | X  Form filed by More than One         |
|  New York         NY        10010      |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)                                                                                                |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security    |2. Transac- |3. Trans-    |4. Security Acquired (A) or    |5. Amount of     |6. Owner-   |7. Nature of   |
|   (Instr. 3)           |   tion Date|   action    |   Disposed of (D)             |  Securities     |  ship Form:|   Indirect    |
|                        |(Month/Day/ |   Code      |   (Instr. 3, 4 and 5)         |  Beneficially   |  Direct (D)|   Beneficial  |
|                        |Year)       |   (Instr. 8)|                               |  Owned at End of|  or        |   Ownership   |
|                        |            |-------------|-------------------------------|  Month          |  Indirect  |   (Instr.4)   |
|                        |            | Code |  V   |     Amount     |(A) or |      |  (Instr. 3 and  |  (I)       |               |
|                        |            |      |      |                |(D)    |Price |  4)             |  (Instr. 4)|               |
|------------------------|------------|-------------|----------------|-------|------|-----------------|------------|---------------|
|                        | September  |      |      |                |       |      |                 |            |               |
|  Common Stock          | 5, 2002    |  S   |      |   22,800       |  (D)  | 1.71 |  3,428,565(2)   |     I(2)   |               |
|------------------------|------------|------|------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|                        |            |      |      |                |       |      |                 |            |               |
|------------------------|------------|-------------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|                        |            |      |      |                |       |      |                 |            |               |
|------------------------|------------|-------------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|                        |            |      |      |                |       |      |                 |            |               |
|------------------------|------------|-------------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|                        |            |      |      |                |       |      |                 |            |               |
|------------------------|------------|-------------|----------------|-------|------|-----------------|------------|---------------|
|                        |            |      |      |                |       |      |                 |            |               |
|                        |            |      |      |                |       |      |                 |            |               |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.     (Over)
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v)

                                                 Page 1 of 2 Pages                                                           Page 1
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1. Title  |2. Con- |3.     |4. Trans-|5. Number of       |6. Date    |7. Title and     |8. Price  |9. Number |10. Owner-|11.      |
|of        |version |Trans- |   action|   Derivative      |Exercisable|   Amount        |of        |  of      |ship Form |Nature   |
|Derivative|or      |action |   Code  |   Securities      |and        |   of Underlying |Derivative|Derivative|of Deriv- |of       |
|Security  |Exercise|Date   |(Instr.8)|   Acquired (A) or |Expiration |   Securities)   |Security  |Securities|ative     |Indirect |
|(Instr. 3)|Price of|(Month/|         |   Disposed of (D) |Date       |   (Instr. 3 and |(Instr. 5)|Benefi-   |Security: |Benefi-  |
|          |Deriva- | Day/  |         |  (Instr. 3, 4 and |(Month/Day/|   4)            |          |cially    |Direct    |cial     |
|          |tive    |Year)  |         |   5)              |   Year)   |                 |          |Owned at  |(D) or    |Ownership|
|          |Security|       |         |                   |-----------|-----------------|          |End of    |Indirect  |(Instr.  |
|          |        |       |         |                   |Date |Expi-|       |         |          |Month     |(I)       |4)       |
|          |        |       |---------|-------------------|Exer-|ra-  |       |Amount or|          |(Instr. 4)|(Instr.   |         |
|          |        |       |     |   |          |        |cis- ltion |       |Number of|          |          |4)        |         |
|          |        |       |Code | V |    (A)   |   (D)  |able lDate | Title |Shares   |          |          |          |         |
|----------|--------|-------|-----|---|----------|--------|-----|-----|-------|---------|----------|----------|----------|---------|
|          |        |       |     |   |          |        |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |        |     |     |       |         |          |          |          |         |
|----------|--------|-------|-----|---|----------|--------|-----|-----|-------|---------|----------|----------|----------|---------|
|          |        |       |     |   |          |        |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |        |     |     |       |         |          |          |          |         |
|----------|--------|-------|-----|---|----------|--------|-----|-----|-------|---------|----------|----------|----------|---------|
|          |        |       |     |   |          |        |     |     |       |         |          |          |          |         |
|          |        |       |     |   |          |        |     |     |       |         |          |          |          |         |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
(1) Joint filing of OrbiMed Advisors LLC, OrbiMed Advisors Inc. and Samuel D. Isaly (3) of the same address.

(2) Orbimed Advisors LLC and OrbiMed Advisors Inc. have investment management discretion over a number of collective investment funds investing in Discovery Laboratories, Inc. stock. OrbiMed Advisors LLC is recently registered (effective as of April 22, 2002)
as an investment adviser under Section 203 of the Investment Advisers Act of 1940 and therefore for the purpose of Rule 16a-1(a)(1)
it may no longer be deemed as beneficial owner of securities it holds in the ordinary course of its business and without the purpose of changing or influencing control. OrbiMed Advisors Inc. is also a registered investment adviser under Section 203 of the
Investment Advisers Act of 1940. The reporting persons have no beneficial interest in the securities pursuant to Rule 16a-1(2).

(3) OrbiMed Advisors Inc. is 100% owned by Samuel D. Isaly who also has a controlling interest in OrbiMed Advisors LLC.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                              /s/ Samuel D. Isaly            9/09/02
                                                                                  ----------------------------------  --------------
Note:   File three copies of this Form, one of which must be manually signed.       **Signature of Reporting Person       Date
        If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to
respond unless the form displays a currently valid OMB Number.                                                                Page 2
                                                            Page 2 of 2 Pages                                        SEC 1474 (3-99)
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